Exhibit 3.1

SECTION 16. Meetings of Stockholders by Remote Communications

(a)        Notwithstanding anything in these bylaws to the contrary, the Corporation may allow stockholders to participate in an annual meeting of stockholders or a special meeting of stockholders by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.

(b)        Participation in a meeting of stockholders by the means authorized by subsection (a) of this section constitutes presence in person at the meeting for quorum and voting purposes.

(c)        Notwithstanding anything herein to the contrary, the Board of Directors may determine that a meeting of stockholders will not be held at any specified place, but instead may be held solely by means of remote communication if a state of emergency has been declared by the Governor of New Jersey.

(d)        If a meeting of stockholders by remote communications is authorized by the Board of Directors, and subject to any guidelines and procedures that the Board of Directors adopts, stockholders and proxy holders not physically present at a meeting of the stockholders, but by means of remote communication:

(1)    May participate in the meeting of the stockholders; and

(2)    May be considered present in person and may vote at the meeting of the stockholders, whether the meeting is held at a designated place or solely by means of remote communication, if:

(i)    The Corporation implements reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii)    The Corporation implements reasonable measures to provide the stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and

(iii)    In the event any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action is maintained by the Corporation.